EXHIBIT 1

PARTICIPANTS

The participants in the solicitation of proxies (the “Participants”) include the following: Breeden Capital Management LLC, Breeden Partners L.P., Breeden Partners (California) L.P., Breeden Partners Holdco Ltd., Richard C. Breeden, Laurence E. Harris, Steven J. Quamme and Raymond G.H. Seitz.

The Breeden Parties:

Breeden Partners L.P. is a Delaware limited partnership (the “Delaware Fund”), Breeden Partners (California) L.P. is a Delaware limited partnership (the “California Fund”) and Breeden Partners Holdco Ltd., is a Cayman Islands exempt limited company (“Holdco”). Breeden Capital Partners LLC, a Delaware limited liability company (the “General Partner”), is the general partner of each of the Delaware Fund and the California Fund. Breeden Partners (Cayman) Ltd., a Cayman Islands exempt limited company (“BPC”) (together with Holdco, the “Offshore Investors Fund”) is the feeder fund for Holdco. The Delaware Fund, the California Fund and the Offshore Investors Fund are herein sometimes referred to collectively as the “Funds.” Breeden Capital Management LLC, a Delaware limited liability company (the “Advisor”) is principally involved in the business of providing investment advisory and investment management services to the Funds and, among other things, exercises all voting and other powers and privileges attributable to any securities held for the accounts of the Funds. Richard C. Breeden is a citizen of the Unites States of America and is the Managing Member, as well as Chairman and Chief Executive Officer, of each of the General Partner and the Advisor and the Key Principal of the Offshore Investors Fund. The foregoing are sometimes herein referred to collectively as the “Breeden Parties.”

The Delaware Fund owns 26,307 shares of common stock (“Common Stock”) of Applebbee’s International, Inc. (the “Issuer”) representing approximately 0.04% of the outstanding shares of Common Stock, the California Fund owns 2,453,648 shares of Common Stock representing approximately 3.31% of the outstanding shares of Common Stock and Holdco owns 1,420,045 shares of Common Stock representing approximately 1.91% of the outstanding shares of Common Stock. As of the date hereof, the 2,479,955 aggregate shares of Common Stock directly owned by the Delaware Fund and the California Fund, which shares of Common Stock may be deemed to be beneficially owned by the General Partner, represent approximately 3.33% of the Company's outstanding shares of Common Stock. The 3,900,000 aggregate shares of Common Stock directly owned by the Delaware Fund, the California Fund and Holdco, which shares of Common Stock may be deemed to be beneficially owned by the Advisor and Mr. Breeden, represent approximately 5.25% of the Company's outstanding shares of Common Stock. All percentages set forth in this paragraph relating to beneficial ownership of Common Stock are based upon 74,427,928 shares outstanding, which was the total number of shares of Common Stock outstanding as of October 23, 2006 as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 25, 2006.

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The Nominees:

The intended nominees to the Issuer’s board of directors are Messrs. Breeden, Harris, Quamme and Seitz all United States citizens (collectively, the “Nominees”). Mr. Breeden and Mr. Quamme are employees and/or officers or directors of one or more of the Breeden Parties.

None of Messrs. Quamme, Seitz and Harris owns, directly or indirectly, any Common Stock. Other than as described above, Mr. Breeden does not own, directly or indirectly, any Common Stock. Both Messrs. Harris and Seitz have executed agreements pursuant to which Breeden Partners L.P., Breeden Partners (California) L.P. and Breeden Partners Holdco Ltd. have agreed, jointly and severally, to indemnify Messrs. Harris and Seitz with respect to certain costs that may be incurred by them in connection with their nomination as candidates for election to the board of directors of the Issuer at the annual meeting and the solicitation of proxies in support of their election. The Nominees will not receive any compensation from the Breeden Parties or such parties' affiliates in connection with the solicitation or for their services as directors of the Issuer if elected. If elected, the Nominees will be entitled to compensation from the Issuer consistent with that paid to other non-employee directors.

Other Parties:

Morrow & Co. (“Morrow”) is serving as an advisor and is providing consulting and analytic services and solicitation services in connection with the solicitation of proxies. Morrow does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” in this proxy solicitation. In addition, regular employees of the Breeden Parties may assist in the solicitation of proxies and will receive no additional consideration therefor.

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